EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2013 Results

MITCHEL FIELD, N.Y., Sept. 11, 2012 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the first quarter of fiscal 2013, which ended July 31, 2012, of $16.7 million, compared to $15.9 million recorded in the same quarter of fiscal 2012. The Company recorded operating profit of $1.1 million for the quarter ended July 31, 2012, compared to $1.8 million in the first quarter of fiscal 2012. Net income for the first quarter of fiscal 2013 was $768,000 or $0.09 per diluted share compared to $1.3 million or $0.16 per diluted share for the first quarter of the prior year.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin said: "We are on track this year again to achieve higher revenues and operating profits. Satellite payload revenues remained strong, 25% above the level of the prior year first quarter. Bookings in the first quarter were excellent, exceeding $20 million, including substantial new opportunities in addition to awards on long-term programs already in our pipeline. We expect significant additional bookings on legacy programs in the second quarter. Quarterly results met expectations as we absorbed approximately $1 million of additional costs on less than $1 million of revenues at FEI-Elcom Tech, our newest subsidiary. This reduced consolidated earnings. Going forward we anticipate increased revenues and positive contributions to earnings from FEI-Elcom. The outlook for FEI-Zyfer and Gillam-FEI is positive as well. All in all, we are looking ahead to an excellent year for Frequency Electronics in fiscal 2013."

Selected Fiscal 2013 Financial Metrics and Other Items

  Satellite payloads accounted for half of consolidated revenues and nearly 60% of first quarter bookings.
  Total sales for U.S. Government/DOD end-use rose to 49% of consolidated revenues. We expect revenues for U.S. Government/DOD end-use will continue to grow in this current fiscal year.
  The first quarter impact of FEI-Elcom was to decrease the gross margin rate by approximately 2% and reduce operating profit as a percentage of revenues by approximately 5%.  Recent orders support expectations that the acquisition of FEI-Elcom will become accretive during this fiscal year.
  Reported segment revenues (in thousands):
	3 months ended July 31
	2012	2011
FEI-NY	$11,848	$10,615
Gillam-FEI	1,908	1,988
FEI-Zyfer	3,357	3,773
less intersegment revenues	(428)	(437)
Consolidated revenues	$16,685	$15,939
  Sales for Gillam-FEI in the first quarter increased year-over-year when denominated in euros but the 11% decline in the value of the euro reduced reported revenues by approximately $200,000.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, September 11, 2012, at Noon Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 12, 2012. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Postcodes (both are required for playback): Account: 286, Conference ID #: 400192.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended July 31,
	2012	2011
	(unaudited)
	(in thousands except per share data)

Net Revenues	$16,685	$15,939
Cost of Revenues	10,704	9,795
Gross Margin	5,981	6,144
Selling and Administrative	3,485	3,162
Research and Development	1,415	1,198
Operating Profit	1,081	1,784
Interest and Other, Net	117	200
Income before Income Taxes	1,198	1,984
Income Tax Provision	430	640
Net Income	$768	$1,344

Net Income per Share:
Basic	$0.09	$0.16
Diluted	$0.09	$0.16
Average Shares Outstanding
Basic	8,378,247	8,304,484
Diluted	8,544,052	8,503,101

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2012	2012
	(in thousands)
ASSETS
Cash & Marketable Securities	$22,139	$22,440
Accounts Receivable	9,699	10,866
Costs and Estimated Earnings
in Excess of Billings, net	8,649	7,207
Inventories	34,532	34,299
Other Current Assets	4,339	4,550
Property, Plant & Equipment	8,126	8,374
Other Assets	18,606	18,491
	$106,090	$106,227

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$15,126	$16,109
Long-term Obligations and Other	11,090	10,986
Stockholders' Equity	79,874	79,132
	$106,090	$106,227
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com